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                 [Community Savings Bankshares, Inc. letterhead]

                     FOR IMMEDIATE RELEASE: OCTOBER 1, 1997

Contact: James B. Pittard, Jr., President and CEO or
         Larry J. Baker, Senior Vice President and Treasurer


    Community Savings Bankshares, Inc. and Community Savings, F. A. Announce
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         Completion of Previously-Announced Reorganization and Formation
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                       of Mid-Tier Stock Holding Company;
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                            Board Announces Dividend
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     North Palm Beach, Florida, October 1, 1997. James B. Pittard, Jr.,
President and Chief Executive Officer of Community Savings Bankshares, Inc. ("Community" or the "Company" - Nasdaq - CMSV) announced that, after the close of business on September 30, 1997, it completed the previously-announced reorganization and formation of a mid-tier stock holding company. The outstanding common stock of Community Savings, F. A. (the "Association") is now the common stock of the Company, and the Association is wholly owned by the Company. The Association's shareholders voted in favor of the reorganization at a Special Meeting of Shareholders held on September 24, 1997.

     As a result of the reorganization, each share of common stock of the Association previously outstanding is now one share of common stock of the Company. The common stock of the Company was substituted for the common stock of the Association on the Nasdaq National Market; the common stock will continue to be traded under the symbol "CMSV."

     In addition, Mr. Pittard also announced that the Board of Directors of the Company has declared a regular cash dividend of $.2250 per share for the quarter ended September 30, 1997, payable on November 1, 1997 to shareholders of record as of October 15, 1997. ComFed, M.H.C., the mutual holding company for the Company, has announced that it has waived its right to receive the dividend. Accordingly, the dividend will be paid only on the remaining shares of common stock issued and outstanding.

     "Community is glad to provide our shareholders with a strong and consistent dividend", Mr. Pittard said.

     Chartered in 1955, the Association is a federal stock savings and loan association headquartered in North Palm Beach, Florida the deposits of which are insured by the Federal Deposit Insurance Corporation. The Association has 19 full service offices located throughout northern Palm Beach, Martin and St. Lucie counties. At June 30, 1997, the Association had total assets of $699.8 million, total deposits of $540.5 million and total shareholders' equity of $78.7 million.

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